As filed with the Securities and Exchange Commission on February 1, 2022
Registration No. 333-189098

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT TO FORM S-8 REGISTRATION STATEMENT NO. 333-189098
UNDER THE SECURITIES ACT OF 1933

STERLING BANCORP
(WEBSTER FINANCIAL CORPORATION, AS SUCCESSOR BY MERGER TO STERLING BANCORP)
(Exact Name of Registrant as Specified in its Charter)

Delaware	80-0091851
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

c/o Webster Financial Corporation
200 Elm Street
Stamford, Connecticut 06902
(Address of Principal Executive Offices) (Zip Code)

Sterling Bancorp Stock Incentive Plan
(Full title of the plan)

John R. Ciulla
President and Chief Executive Officer Webster Financial Corporation as successor by merger to Sterling Bancorp
200 Elm Street
Stamford, Connecticut 06902
(Name and address of agent for service)

(203) 578-2202
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☑ Large accelerated filer	☐ Accelerated filer
☐ Non-accelerated file	☐ Smaller reporting company
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment to the following Registration Statement on Form S-8 (the “Prior Registration Statement”) is being filed by Sterling Bancorp (the “Registrant” or “Sterling”) to terminate all offerings under the Prior Registration Statement and to deregister any and all shares of common stock, par value $0.01 per share, of Sterling (“Shares”), together with any and all plan interests and other securities registered but unsold as of the date hereof thereunder (note that the share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

•
Registration Statement on Form S-8, File No. 333-189098, filed with the Securities and Exchange Commission (the “Commission”) on November 1, 2013, registering the offer and sale of 110,470 Shares issuable pursuant to the Sterling Bancorp Stock Incentive Plan previously registered on Form S-4, File No. 333-189098, filed with the Commission on June 4, 2013, as amended by Pre-Effective Amendment No. 1, filed on July 17, 2013, and Pre-Effective Amendment No. 2, filed on August 5, 2013.

On January 31, 2022, pursuant to the Agreement and Plan of Merger, dated as of April 18, 2021, by and between the Registrant and Webster Financial Corporation (“Webster”), the Registrant merged with and into Webster, with Webster continuing as the surviving corporation (the “Merger”).

In connection with the Merger, the Registrant has terminated all offerings of its securities pursuant to the Prior Registration Statement.  Accordingly, pursuant to the undertakings made by the Registrant in the Prior Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, this Post-Effective Amendment hereby removes from registration all of such securities registered under the Prior Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Webster Financial Corporation, as successor by merger to Sterling Bancorp, certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Prior Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut on February 1, 2022.

WEBSTER FINANCIAL CORPORATION (as successor by merger to Sterling Bancorp)

By:	/s/ John R. Ciulla
Name:	John R. Ciulla
Title:	President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Prior Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.